Exhibit 99.1
DYNAMICS RESEARCH CORPORATION
REPORTS FIRST QUARTER 2007 RESULTS
Andover, Mass.—May 2, 2007—Dynamics Research Corporation (Nasdaq: DRCO), a leading provider of innovative engineering, technical and information technology services and solutions to federal and state governments today announced operating results for the first quarter ended March 31, 2007.
Financial Results
The Company reported revenue of $56.8 million for the first quarter of 2007, compared with $68.2 million for the same period in 2006. Completion of the Company’s Air National Guard contract in May 2006 and lower subcontractor revenue resulting from the recent, successful transition to the USAF Consolidated Acquisition and Professional Services (CAPS) contract accounted for $9.5 million of the change in revenues for the first quarter of this year, compared with a year ago. Net income was $1.1 million, or $0.12 per diluted share, for the first quarter of 2007 compared with $1.4 million, or $0.15 per diluted share, before the effect of an accounting change for the same period a year ago.
Business Highlights
“Our financial results for the first quarter of 2007 were solid with several key indicators trending favorably,” said Jim Regan, DRC’s chairman and chief executive officer. “Revenues exceeded our expectations, with a substantial increase in revenues derived from billable hours compared with the fourth quarter of last year, while subcontractor revenues related to the successful transition to the CAPS contract decreased by $4.5 million on a sequential basis. Operating margin of 4.3% for the quarter just ended also was seasonally strong, comparing favorably with 4.1% for the same period in 2006.
“While Federal budgetary pressures have continued to delay contract awards we are having success growing our business base utilizing a number of important contracts we have won over the past year. Looking ahead, we anticipate a pick-up in contract award announcements as the year progresses,” Regan added. The Company also received in the first quarter of 2007 new business contract awards having an estimated total value of $62 million.
Company Guidance
The Company estimates revenues for the calendar year 2007 to be in the range of $225 to $240 million and earnings per diluted share to be in the range of $0.65 to $0.75, unchanged from the Company’ previous guidance. For the second quarter of 2007 the Company anticipates revenues in the range of $56 to $58 million and earnings per diluted share of $0.14 to $0.16.
Conference Call
The Company will conduct a first quarter 2007 conference call on Thursday, May 3, 2007 at 10:30 a.m. ET. The call will be available via telephone at (800) 231-9012, and accessible via Web cast at www.drc.com. Recorded replays of the conference call will be available on Dynamics Research Corporation’s investor relations home page at www.drc.com and by telephone at (888)

203-1112, passcode #1628724, beginning at 12:30 p.m. ET May 4, 2007 through 11:59 p.m. ET May 11, 2007.
About Dynamics Research Corporation
DRC is headquartered in Andover, Massachusetts and has major offices in Vienna, Virginia and Fairborn, Ohio. The company has 27 additional field offices throughout the United States providing direct support to all branches of the Department of Defense and several state government agencies.
Dynamics Research Corporation is an innovative solutions provider that partners with its customers to apply proven processes and technologies. For more than 50 years, DRC has delivered technical and information technology services that enhance the performance and cost effectiveness of its customers’ mission critical systems. For additional information about DRC please visit our website at www.drc.com.
Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Some statements contained or implied in this news release, may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the company’s financial results, please refer to DRC’s most recent filings with the SEC. The company assumes no obligation to update any forward-looking information.

CONTACTS:	Investors:	David Keleher	Media:	Duyen “Jen” Truong, Sage Communications (for DRC)
		SVP and Chief Financial Officer		703.584.5645
		978.289.1615
		dkeleher@drc.com		duyent@aboutsage.com

ATTACHMENT I
DYNAMICS RESEARCH CORPORATION
CONSOLIDATED RESULTS OF OPERATIONS (unaudited)
(in thousands, except share and per share data)

	Three months ended
	March 31,
	2007	2006

Contract revenue	$55,912	$66,759
Product sales	868	1,454

Total revenue	56,780	68,213

Cost of contract revenue	46,933	56,945
Cost of product sales	1,148	1,298
Selling, general and administrative expenses	5,598	6,633
Amortization of intangible assets	650	702

Total operating costs and expenses	54,329	65,578

Operating income	2,451	2,635
Interest expense, net	(456)	(569)
Other income	(48)	339

Income before provision for income taxes	1,947	2,405
Provision for income taxes	824	1,015

Income before cumulative effect of accounting change	1,123	1,390
Cumulative effect of accounting change (1)	—	84

Net income	$1,123	$1,474

Earnings per common share
Basic
Income before cumulative effect of accounting change	$0.12	$0.15
Cumulative effect of accounting change	—	0.01

Net income per common share	$0.12	$0.16

Diluted
Income before cumulative effect of accounting change	$0.12	$0.15
Cumulative effect of accounting change	—	0.01

Net income per common share	$0.12	$0.16

Weighted average shares outstanding
Basic	9,256,566	9,012,706
Diluted	9,507,446	9,396,644

(1)	Due to the adoption of SFAS 123R on January 1, 2006.

ATTACHMENT II
DYNAMICS RESEARCH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	March 31,	December 31,
	2007	2006
		(Restated) (1)
Assets
Cash and cash equivalents	$389	$7,887
Accounts receivable, net	38,720	27,136
Unbilled expenditures and fees on contracts in process	38,282	36,764
Prepaid expenses and other current assets	3,525	2,713

Total current assets	80,916	74,500

Property, plant and equipment, net	11,193	11,509
Goodwill	63,055	63,055
Intangible assets, net	5,021	5,671
Deferred tax asset	1,507	1,507
Other noncurrent assets	3,076	3,499

Total assets	$164,768	$159,741

Liabilities and stockholders’ equity
Accounts payable	$14,807	$18,195
Accrued payroll and employee benefits	15,016	14,473
Deferred income taxes	9,003	9,864
Other accrued expenses	4,729	5,090

Total current liabilities	43,555	47,622

Long-term debt	24,900	15,000
Other long-term liabilities	10,203	12,805

Stockholders’ equity	86,110	84,314

Total liabilities and stockholders’ equity	$164,768	$159,741

(1)	The December 31, 2006 balance sheet has been adjusted to correct certain tax liabilities, which resulted in an increase in stockholders’ equity of $549, which will be more fully described in the Company’s first quarter 2007 Form 10-Q filing with the Securities and Exchange Commission.

ATTACHMENT III
DYNAMICS RESEARCH CORPORATION
SUPPLEMENTAL INFORMATION (unaudited)
(dollars in thousands)
Contract revenues were earned from the following sectors:

	Three Months Ended
	March 31,
	2007	2006
National defense and intelligence agencies	$44,631	$54,942
Federal civilian agencies	7,563	7,311
State and local government agencies	3,548	4,276
Other	170	230

	$55,912	$66,759

Revenues by contract type as a percentage of contract revenue were as follows:

	Three Months Ended
	March 31,
	2007	2006
Time and materials	57%	61%
Cost reimbursable	22%	21%
Fixed price, including service-type contracts	21%	18%

	100%	100%

Prime contract	65%	67%
Sub-contract	35%	33%

	100%	100%

	Three Months Ended
	March 31,
	2007	2006

Net cash used in operating activities	$(17,315)	$(1,558)

Capital expenditures	$509	$1,061

Depreciation	$825	$790

Bookings	$78,562	$70,843

	March 31,
	2007	2006

Funded backlog	$114,684	$144,200

Employees	1,501	1,744